Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDUCE HIGH COST DEBT BY AN ADDITIONAL $3.3 BILLION

High Cost Debt Eliminated or Refinanced Since

January 2010 Will Total $30 Billion

NEW YORK – August 6, 2012 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem an additional $1.75 billion of its 7% Series C Senior Unsecured Notes (7% Notes) maturing in 2016 and the remaining $1.54 billion of 7% Notes maturing in 2017. Following this redemption, approximately $680 million principal amount of the 7% Notes maturing in 2016 will remain outstanding.

“This redemption is further evidence of our success in eliminating our high cost debt and advancing our liability transformation,” said John A. Thain, Chairman and Chief Executive Officer. “Our ability to eliminate or refinance $30 billion of high cost debt in less than three years is a significant accomplishment. We remain focused on eliminating the last of our high cost debt and meeting the financing needs of our small business and middle market clients.”

The company has provided a redemption notice to the trustee and intends to complete the redemption on September 5, 2012. As provided under the terms of the 7% Notes, the Company will redeem the outstanding principal balance at par. Additionally, the 2016 Notes will be redeemed on a pro-rata basis among all of the 2016 Notes.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $33 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com